FOR IMMEDIATE RELEASE

Cistera Networks Filing Updates
Files FY 2008 Form 10-KSB, Conference Call Scheduled for August 20,
Provides Preliminary Results for FY 2009 Q1

PLANO, Texas – August 19,  2008 – Cistera Networks® (OTCBB: CNWTE) a leading provider of enterprise application platforms and engines for Internet Protocol (IP) Communications, filed its 10-KSB for fiscal year 2008 with the Securities and Exchange Commission on August 15, 2008.

For its fiscal year ending March 31, 2008, the company reported revenues of $2,874,615, an increase of 48.7% from the $1,932,838 (restated) reported in fiscal 2007. New orders booked during the year totaled $3.6 million as compared to the $2.2 million recorded in the prior year.  Gross margins were 66% compared to 71% in fiscal 2007. Cash and cash equivalents at fiscal 2008 year-end totaled $125,007. Investors are directed to the 10-KSB filing for an in-depth discussion of accounting changes, which included revisions to previous treatment of private placement notes and warrants and employee options, as well as more detailed breakout and disclosure of revenues and associated costs.

Preliminary unaudited results for the first quarter of fiscal year 2009 show revenues of approximately $800,000 as compared to $680,000 in the prior year. New orders booked during the quarter totaled $1.4 million as compared to $1.1 million in the year ago period.   Gross margins were 74% compared to 69% in the prior year. Cash and cash equivalents at June 30, 2008 were $296,000.  Also, in early July, the company received the balance of the cash funds raised in the company’s Short-term Investment Incentive Plan in the amount of approximately $540,000.

As a result of the intensive accounting review and restatements, the company will not file the 10-Q for Q1 of fiscal year 2009 by the extended deadline of August 19, 2008.  The company anticipates it will file the 10-Q for Q1 on or before August 29.

“Fiscal year 2008 and the first quarter of fiscal 2009 were a time of significant change on many fronts that set the stage for what we believe will be a great 2009. While we still have work to do to complete the reporting for the quarter ended June 30, 2008, the result of this exhaustive effort will be better clarity of communication with our investors and make for easier measurement of our expected growth and improvement in operating performance,” said Derek Downs, Cistera’s president and CEO. “I am looking forward to our conference call on Wednesday.  It will be a good opportunity to address our historical results, provide an update on the progress we have seen in the business, and discuss the outlook for fiscal year 2009 and beyond.”

The company will host a conference call to discuss the results for fiscal year 2008, the preliminary results for the first quarter of fiscal year 2009, and to provide an update on future prospects for the business on August 20, 2008 beginning at 3:30 pm Central time (4:30 pm Eastern/1:30 pm Pacific). Participants should dial 1-800-762-8779 and provide PIN number 3909200. A replay will be available from 6:30 pm Central time on August 20 until 10:59 pm Central time on August 27. Callers should dial 1-800-406-7325 and enter PIN 3909200.

About Cistera Networks, Inc.  (OTCBB:CNWTE)
Cistera Networks is a leading provider of enterprise communications platforms and services.  The company blends powerful application infrastructure with industry-specific business processes, to deliver the benefits of voice, video and data convergence to the user.  Cistera’s industry-leading platform delivers the most reliable, scalable and secure application services for IP-based network environments.  Its broad portfolio of application services enables users to improve customer service and satisfaction, increase productivity and collaboration, improve responsiveness to critical incidents and to provide a safer environment.

Based on open standards and a proven server technology foundation, the award-winning Cistera ConvergenceServer™ has a single unified administration which delivers the lowest total cost of ownership in the industry.  It enables customers to create robust and scalable environments that are flexible enough to adapt to their changing needs by scaling up to support from fewer than one hundred to thousands of users, and scaling out to support multiple sites, making it ideal for a broad range of organizations.  For more information, please see www.cistera.com

This release may be deemed to contain forward-looking statements that are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events and the future financial performance of Cistera Networks that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by Cistera Networks with the SEC, specifically the most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

Media and Investor Contact:
Kathy Lane
760-771-2236
klane@cistera.com
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